Exhibit 5.1

Hotel101 Global Holdings Corp. Appleby Global Services (Cayman) Limited 71 Fort Street, PO Box 500 George Town, Grand Cayman KY1-1106, Cayman Islands Attention: Board of Directors (Addressee)	Email kchan@applebyglobal.com Direct Dial +852 2905 5722 +852 2905 5757 Tel +852 2523 8123 Appleby Ref 470211.0002

12 December 2025

Suites 3504B-06

35/F, Two Taikoo Place

979 King’s Road

Quarry Bay

Hong Kong

Tel +852 2523 8123

applebyglobal.com

Managing Partner

David Bulley

Partners

Fiona Chan

Vincent Chan

Chris Cheng

Richard Grasby

Eason Huang

Judy Lee

John McCarroll SC

Lorinda Peasland

Eliot Simpson

Dear Company

Hotel101 Global Holdings Corp. (Company)

INTRODUCTION

This opinion as to Cayman Islands law is addressed to you in connection with the filing by the Company of a registration statement on Form S-8, on 12 December 2025 (Registration Statement) relating to the registration of 11,701,619 ordinary shares, par value US$0.0001 per share (Ordinary Shares) which may be issued pursuant to the 2025 Equity Incentive Plan (Plan).

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the documents listed in Part 1 of Schedule 1 (Documents).

For the purposes of giving this opinion we have carried out the Litigation Search described in Part 2 of Schedule 1.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in the Document or elsewhere) other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

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This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters.

This opinion is given solely for the benefit of the Addressee in connection with the matters referred to herein and, except with our prior written consent it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever, save as, and to the extent provided, below.

A copy of this opinion may be provided (a) where required by law or judicial process and (b) for the purpose of information only, to the Addressee’ affiliates, professional advisers, auditors, insurers and regulators.

This opinion may be used only in connection with the filing of the Registration Statement.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Incorporation and Status: The Company is duly incorporated as an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity.

2.	Good Standing: The Company is validly existing and in good standing with the Registrar of Companies of the Cayman Islands.

3.	Issuance of Shares: Based on the foregoing, and subject to the Assumptions and Reservations, we are of the opinion that the Ordinary Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the Plan, pursuant to agreements with respect to the Plan and, as the case may be, pursuant to the terms of the awards that have been or may be granted under the Plan, will be validly issued, fully paid and non-assessable. The term fully paid and non-assessable means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of the Ordinary Shares.

4.	Winding Up and Litigation: Based solely upon the Litigation Search:

(a)	no court proceedings are pending against the Company; and

(b)	no court proceedings have been started by or against the Company for the liquidation, winding-up or dissolution of the Company or for the appointment of a liquidator, receiver, trustee or similar officer of the Company or of all or any of its assets.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the United States of America Securities Act of 1933, as amended (Securities Act), the rules and regulations of the United States Securities and Exchange Commission (SEC) promulgated thereunder, or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion may be used only in connection with the filing of the Registration Statement.

Yours faithfully

/s/ Appleby

Appleby

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Schedule 1

Part 1

Documents Examined

1.	A copy of the Registration Statement dated 12 December 2025.

2.	A copy of the 2025 Equity Incentive Plan.

3.	A copy of the certificate of incorporation of the Company dated 13 March 2024 (Certificate of Incorporation).

4.	A copy of the memorandum of association and articles of association of the Company adopted on 30 June 2025 (together the Constitutional Documents).

5.	A copy of the certificate of good standing issued by the Registrar of Companies in respect of the Company dated 1 December 2025 (Certificate of Good Standing).

6.	A copy of the minutes of the meeting of the board of director of the Company held on 24 October 2025 (the Resolutions).

7.	A copy of the certificate of incumbency dated 2 December 2025 issued by the Company’s registered office provider in respect of the Company (Certificate of Incumbency).

8.	A copy of the register of directors and officers of the Company provided to us on 28 November 2025 (Register of Directors).

9.	A copy of the results of the Litigation Search.

Part 2

Searches

1.	A search of the entries and filings shown and available for inspection in respect of the Company in the Register of Writs and other Originating Process maintained at the Clerk of the Courts Office in George Town, Cayman Islands as revealed by a search conducted as at 8:53a.m. on 28 November 2025 for the period of one year preceding such search (Litigation Search).

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Schedule 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that there has been no change to the information contained in the Certificate of Incorporation, the Certificate of Incumbency, and the Register of Directors and that the Constitutional Documents remain in full force and effect and are unamended;

3.	that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic, and the signatures and initials on any document executed by the Company are the signatures and initials of a person or persons authorised by the Company, by resolution of its board of directors or any power of attorney granted by the Company, to execute such document;

4.	that the Registration Statement does not differ in any material respects from any draft of the same which we have examined and upon which this opinion is based;

5.	the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of the Cayman Islands in respect of matters upon which we have expressly opined) made in the Registration Statement and any other documents reviewed by us;

6.	the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Litigation Search;

7.	that none of the Company’s directors or its registered office has received any notice of any litigation or threatened litigation to which the Company is or may be party;

8.	that the Company has not (i) received notice of any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares or (ii) issued any restrictions notice under the Companies Act in respect of the registration of the beneficial ownership of any of its shares, which restrictions notice has not been withdrawn by the Company or ceased by court order;

9.	that (i) any meetings at which the Resolutions were passed were duly convened and had a duly constituted quorum present and voting throughout, (ii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents, (iii) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion, and (iv) the directors of the Company have concluded that the documents approved by the Resolutions and the transactions contemplated thereby are bona fide in the best interests of the Company and for a proper purpose of the Company;

10.	that the Register of Directors and the Certificate of Incumbency accurately reflect the names of all directors of the Company as at the date the Resolutions were passed or adopted, and as at the date of this opinion;

11.	that there is no matter affecting the authority of the directors of the Company to effect the entry by the Company into the Resolutions including breach of duty, lack of good faith, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implications in relation to the opinions expressed in this opinion;

12.	that there are no records of the Company, agreements, documents or arrangements other than the Constitutional Documents, the Resolutions and the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions contemplated in the Document or restrict the powers and authority of the directors of the Company in any way which would affect opinions expressed in this opinion;

13.	that any applicable escrow conditions have been met; and

14.	that the directors or members of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the Company’s property or assets.

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Schedule 3

Reservations

Our opinion is subject to the following:

1.	Litigation Search: Any Litigation Search is not conclusively capable of revealing whether or not there is any originating process, amended originating process pending or any appeal pending in proceedings in which any party is a defendant or respondent as notice of these matters might not be entered on the court registers immediately. Any Litigation Search would not reveal any proceedings against any predecessor entities that may have merged with or into any party under the laws of any jurisdiction nor any proceedings against any of the parties in a name other than the relevant party’s current name.

2.	Good Standing: Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Companies. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

3.	Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained copies of the corporate documents specified in Schedule 1 and relied exclusively on such copies for the verification of such corporate information.

4.	Document with an “as of” Date: We express no opinion on the effectiveness of the date of any document which is dated as of or with effect from a date prior to that on which it is authorised, executed, and delivered by all parties thereto.

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